Underlying supplement no. 740 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated April 13, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the Nikkei 225SM Index (NKY) and the S&P®/ASX 200 Index (AS51)

General

•                  Lehman Brothers Holdings Inc. may offer and sell notes linked to a basket of the indices from time to time. This underlying supplement no. 740 describes the Basket of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index, which we refer to in this underlying supplement as Basket Indices. The specific terms for each series of notes will be included in a product supplement.  A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Basket of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index set forth in this underlying supplement, carefully before you invest in the notes.  Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus.  This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements.

Investing in notes linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index involves a number of risks. See “Risk Factors” beginning on page US-1 in this underlying supplement no. 740 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 740, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

April 13, 2007

•                  “Dow Jones EURO STOXX 50®” and “STOXX®” are trademarks of STOXX Limited and have been licensed for certain purposes by Lehman Brothers. The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

•                  “FTSE®”, “FT-SE®” and “Footsie®” are trade marks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

•                  “Nikkei” and “Nikkei 225” are the service marks of Nikkei Inc. and will be licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the Nikkei 225 Index, are not sponsored, endorsed, sold or promoted by Nikkei Inc., and Nikkei Inc. makes no representation regarding the advisability of investing in the notes.

•                  “Standard & Poor’s” and “S&P” are trademarks of McGraw-Hill, Inc. and have been licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P®/ASX 200 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

Table of Contents

Underlying Supplement

Risk Factors	US-1
The Basket	US-4
The Dow Jones EURO STOXX 50® Index	US-5
The FTSE 100 Index®	US-10
The Nikkei 225SM Index	US-13
The S&P®/ASX 200 Index	US-17

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	S-48

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	49
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 740, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc.  The relevant terms supplements, this underlying supplement no. 740, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  We have not authorized anyone to give you any additional or different information.  The information in the relevant terms supplements, this underlying supplement no. 740, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, this underlying supplement no. 740 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers.  You should be aware that the regulations of the National Association of Securities Dealers,

US-i

Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes.  The relevant terms supplements, this underlying supplement no. 740, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 740, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-ii

RISK FACTORS

Your investment in notes linked to a Basket consisting of the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index will involve certain risks. Investing in the notes is not equivalent to investing directly in the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index or any of the component stocks of the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to a Basket consisting of the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in exchange rates that might affect the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index.

Although the stocks composing the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index are traded in currencies other than U.S. dollars, and the notes, which are linked to the Basket which includes the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index are denominated.

Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity.  The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Each publisher may adjust its Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining The Dow Jones EURO STOXX 50 Index.  FTSE International Limited (“FTSE”), the publisher of the FTSE 100 Index, is responsible for calculating and maintaining the FTSE 100 Index.  Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225 Index.  Standard & Poor’s Australian Index Committee (“S&P/ASX Committee”), the publisher of the S&P/ASX 200 Index, is responsible for calculating and maintaining the S&P/ASX 200 Index.  We are not affiliated with STOXX Limited, the FTSE, Nikkei Inc. or the S&P/ASX Committee in any way (except for licensing arrangements discussed below in “The Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, “The Nikkei 225SM Index” and the S&P®/ASX 200 Index”) and have no way to control or predict their actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index.

Each of STOXX Limited, the FTSE, Nikkei Inc. or the S&P/ASX Committee can add, delete or substitute the stocks underlying its Index or make other methodological changes that could change the level of its Index. You should realize that the changing of companies included in either Index may affect such Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of STOXX Limited, the FTSE, Nikkei Inc. or the S&P/ASX Committee may alter, discontinue or suspend calculation or dissemination of its Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. Each of STOXX Limited, the FTSE, Nikkei Inc. or the S&P/ASX Committee has no obligation to consider your interests in calculating or revising its Index. See “The Dow Jones EURO

STOXX 50® Index”, “The FTSE 100 Index®”, “The Nikkei 225SM Index” and “The S&P®/ASX 200 Index.”

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket.

We are not affiliated with any of the other companies whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to STOXX Limited, the FTSE, Nikkei Inc. or the S&P/ASX Committee or any of the companies represented in the Basket and none of those companies will be involved in the offering of notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index.

Investing in the notes is not equivalent to investing in the securities underlying the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the Dow Jones EURO STOXX 50 Index, the FTSE 100 Index, Nikkei 225 Index and the S&P/ASX 200 Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The notes may be subject to currency exchange risk.

Because the prices of the component stocks included in the Dow Jones EURO STOXX 50® Index and the FTSE 100 Index® may be converted into Euros for the purposes of calculating the level of such index or indices, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such index or indices.  An investor’s net exposure will depend on the extent to which the currencies of the component stocks included in any such index or indices strengthen or weaken against the Euro.  If, taking into account such weighting, the Euro strengthens against the respective component currencies, the level of the applicable Basket Index may be adversely affected, and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•              existing and expected rates of inflation;

•              existing and expected interest rate levels;

•              the balance of payments; and

•                                          the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the four Basket Indices, which will be equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE DOW JONES EURO STOXX 50® INDEX

We have derived all information contained in this underlying supplement no. 740 regarding the Dow Jones EURO STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50 Index is offered and maintained by STOXX Limited.  We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Dow Jones EURO STOXX 50 Index, including the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50 Index, may be obtained at the STOXX Limited web site (www.stoxx.com). Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 740 or any terms supplement.

You can obtain the level of the Dow Jones EURO STOXX 50 Index at any time from the Bloomberg® service under the symbol “SX5E,” or from the STOXX Limited web site at www.stoxx.com.

Dow Jones EURO STOXX 50 Index Composition and Maintenance

The Dow Jones EURO STOXX 50 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group.  Publication of the Dow Jones EURO STOXX 50 Index began on February 28, 1998, based on an initial Dow Jones EURO STOXX 50 Index value of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index.  A current list of the issuers that comprise the Dow Jones EURO STOXX 50 Index is available on the STOXX Limited website: www.stoxx.com.

The free float factors and weighting cap factors for each component stock used to calculate the Dow Jones EURO STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The weighting of a component stock is capped at 10% of the Dow Jones EURO STOXX 50 Index’s total free float market capitalization.

The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50 Index composition are immediately reviewed.  Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50 Index Calculation

The Dow Jones EURO STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.

The formula for calculating the Dow Jones EURO STOXX 50 Index value can be expressed as follows:

Index	=	free float market capitalization of the Dow Jones EURO STOXX 50 Index	x	1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50 Index

The “free float market capitalization of the Dow Jones EURO STOXX 50 Index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Dow Jones EURO STOXX 50 Index is being calculated.

The Dow Jones EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50 Index values despite changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Cash dividend:	(2) Special cash dividend:

Adjusted price = closing price – dividend announced by the	Adjusted price = closing price – dividend announced by the
company * (1 – withholding tax)	company * (1 – withholding tax)

Divisor: decreases	Divisor: decreases
(3) Split and reverse split:	(4) Rights offering:

Adjusted price = closing price * A/B	Adjusted price = (closing price * A + subscription
price * B) / (A + B)
New number of shares = old number of shares * B/A
New number of shares = old number of
Divisor: no change	shares * (A + B) / A

Divisor: increases
(5) Stock dividend:	(6) Stock dividend of another company:

Austed price = closing price * A / (A + B)	Adjusted price = (closing price * A – price of other
company * B) / A
New number of shares = old number of
shares * (A + B) / A	Divisor: decreases

Divisor: no change
(7) Return of capital and share consideration:	(8) Repurchase shares / self tender:

Adjusted price = (closing price – dividend announced	Adjusted price = ((price before tender * old number
by company * (1-withholding tax)) *	of shares) – (tender price * number
A / B	of tendered shares)) / (old number of
New number of shares = old number of shares * B / A	shares - number of tendered shares)

Divisor: decreases	New number of shares = old number of shares -
number of tendered shares

Divisor: decreases
(9) Spin-off:

Adjusted price = (closing price * A – price of spun-off shares *B) / A

Divisor: decreases
(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

– If rights are applicable after stock distribution (one action	– If stock distribution is applicable after rights (one action
applicable to other):	applicable to other):

Adjusted price = (closing price * A + subscription price	Adjusted price = (closing price * A + subscription
* C * (1 + B / A)) / ((A + B) * (1 + C / A))	price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares*	New number of shares = old number of shares *
((A + B) * (1 + C / A)) / A	((A + C) * (1 + B / A))

Divisor: increases	Divisor: increases

— Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

Discontinuation of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation

STOXX Limited has no obligation to continue to publish the Dow Jones EURO STOXX 50 Index, and may discontinue publication of the Dow Jones EURO STOXX 50 Index at any time in its sole discretion. If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50 Index (such index being referred to herein as a “EURO STOXX successor index”), then any Index closing level will be determined by reference to the level of such EURO STOXX successor index at the close of trading on the relevant exchange or market for the EURO STOXX successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a EURO STOXX successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no EURO STOXX successor index is available at such time, or the calculation agent has previously selected a EURO STOXX successor index and publication of such EURO STOXX successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if STOXX Limited (or the publisher of any Dow Jones EURO STOXX 50 successor index) fails to calculate and publish a closing level for the Dow Jones EURO STOXX 50 Index (or any Dow Jones EURO STOXX 50 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date.  The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50 Index or EURO STOXX successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow Jones EURO STOXX 50 Index or EURO STOXX successor index, as applicable.  Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.  If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Dow Jones EURO STOXX 50 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones EURO STOXX 50 Index or a EURO STOXX successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50 Index or a EURO STOXX successor index is in any other way modified so that the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50 Index or such

EURO STOXX successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index, as adjusted.  Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or a EURO STOXX successor index is modified so that the level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50 Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index in order to arrive at a level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with STOXX Limited

Lehman Brothers International Europe has entered into a non-transferable, non-exclusive license agreement with STOXX, which grants Lehman Brothers Holdings Inc. and certain of its affiliates or subsidiaries a license, in exchange for a fee, to use the Dow Jones EURO STOXX 50 Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”).  STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes.  STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EURO STOXX 50 Index to track general stock market performance.  STOXX Limited has no relationship to Lehman Brothers other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Lehman Brothers or the notes. STOXX Limited has no obligation to take the needs of Lehman Brothers or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50 Index.  STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE TRADEMARKS OF STOXX LIMITED AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY LEHMAN BROTHERS.  THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED, AND

STOXX LIMITED MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

THE FTSE 100 INDEX®

We have derived all information contained in this underlying supplement no. 740 regarding the FTSE 100 Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and the Financial Times, in association with the Institute and the Faculty of Actuaries. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the FTSE 100 Index may be obtained at the FTSE web site (www.ftse.com). Information contained in the FTSE web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the FTSE 100 Index at any time from the Bloomberg® service under the symbol “UKX,” or from the FTSE web site at www.ftse.com.

FTSE 100 Index Composition and Maintenance

The FTSE 100 Index is a stock index calculated, maintained, published and disseminated by FTSE. The FTSE 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the FTSE 100 Index began in February, 1984.

The 100 stocks included in the FTSE 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

The FTSE 100 Index is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

FTSE 100 Index Calculation

The FTSE 100 Index is calculated by (i) multiplying the per share price of each stock included in the FTSE 100 Index by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the FTSE 100 Index, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE 100 Index and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE 100 Index than will movements in share prices of companies with relatively smaller market capitalization.

Discontinuation of the FTSE 100 Index; Alteration of Method of Calculation

FTSE has no obligation to continue to publish, and may discontinue the publication of, the FTSE 100 Index. If FTSE discontinues publication of the FTSE 100 Index and FTSE or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSE 100 Index (such index being referred to herein as a

“FTSE successor index”), then any Index closing level will be determined by reference to the level of such FTSE successor index at the close of trading on the relevant exchange or market for the FTSE successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a FTSE successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If FTSE discontinues publication of the FTSE 100 Index prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no FTSE successor index is available at such time, or the calculation agent has previously selected an FTSE successor index and publication of such FTSE successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if FTSE (or the publisher of any FTSE 100 successor index) fails to calculate and publish a closing level for the FTSE 100 Index (or any FTSE 100 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSE 100 Index or FTSE successor Index, as applicable, last in effect prior to such discontinuance or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE 100 Index or FTSE successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication or failure to calculate or publish the closing level of the FTSE 100 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.  If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the FTSE 100 Index® or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the FTSE 100 Index or a FTSE successor index, or the level thereof, is changed in a material respect, or if the FTSE 100 Index or a FTSE successor index is in any other way modified so that the FTSE 100 Index or such FTSE successor index does not, in the opinion of the calculation agent, fairly represent the level of the FTSE 100 Index or such FTSE successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the FTSE 100 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE 100 Index or such FTSE successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the FTSE 100 Index or such FTSE successor index, as adjusted. Accordingly, if the method of calculating the FTSE 100 Index or a FTSE successor index is modified so that the level of such FTSE 100 Index or FTSE or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the FTSE 100 Index), then the calculation agent will adjust such FTSE 100 Index in order to arrive at a level of the FTSE 100 Index or such FTSE successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with FTSE

Lehman Brothers Holdings Inc. has entered into a non-transferable, non-exclusive license agreement with FTSE, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the FTSE 100 Index®, in connection with certain products, including the notes.  All rights to the FTSE 100 Index® are owned by the FTSE, the publisher of the FTSE 100 Index®. Lehman Brothers Holdings Inc., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index®. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Lehman Brothers Holdings Inc or the notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE INTERNATIONAL LIMITED (“FTSE”) OR BY THE LONDON STOCK EXCHANGE PLC (THE “EXCHANGE”) OR BY THE FINANCIAL TIMES LIMITED (“FT”) AND NEITHER FTSE, THE EXCHANGE OR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE 100 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE 100 INDEX® IS COMPILED AND CALCULATED BY FTSE. HOWEVER, NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100 INDEX® AND NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE®”, “FT-SE®” AND “FOOTSIE®” ARE TRADE MARKS OF THE LONDON STOCK EXCHANGE PLC AND THE FINANCIAL TIMES LIMITED AND ARE USED BY FTSE INTERNATIONAL LIMITED UNDER LICENSE.

THE NIKKEI 225SM INDEX

We have derived all information regarding the Nikkei 225 Index contained in this underlying supplement no. 740, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Nikkei 225 Index may be obtained at the Nikkei web site (www.nni.nikkei.co.jp).  Information contained in the Nikkei web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Nikkei 225 Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“, from the Reuters service under the symbol “NKY.TK” or from the Nikkei web site at www.nni.nikkei.co.jp.

Nikkei 225 Index Composition and Maintenance

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index, as of the date of this underlying supplement, is based on 225 underlying stocks (the “Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•             Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•             Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•             Consumer Goods — Marine Products, Food, Retail, Services;

•             Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•             Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•             Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Nikkei 225 Index Calculation

The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.293 as of October 2, 2006 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

An Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the notes.

Discontinuation of the Nikkei 225 Index; Alteration of Method of Calculation

Nikkei Inc. has no obligation to continue to publish the Nikkei 225 Index, and may discontinue publication of the Nikkei 225 Index at any time in its sole discretion. If Nikkei Inc. discontinues publication of the Nikkei 225 Index and Nikkei Inc. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Nikkei 225 successor index”), then any Index closing level will be determined by reference to the level of such Nikkei 225 successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei 225 successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Nikkei 225 successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Nikkei Inc. discontinues publication of the Nikkei 225 Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Nikkei 225 successor index is available at such time, or the calculation agent has previously selected a Nikkei 225 successor index and publication of such Nikkei 225 successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Nikkei Inc. (or the publisher of any Nikkei 225 successor index) fails to calculate and publish a closing level for the Nikkei 225 Index (or any Nikkei 225 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei 225 Index or Nikkei 225 successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225 Index or Nikkei 225 successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Nikkei 225 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.  If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Nikkei 225 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Nikkei 225 Index or a Nikkei 225 successor index, or the level thereof, is changed in a material respect, or if the Nikkei 225 Index or a Nikkei 225 successor index is in any other way modified so that the Nikkei 225 Index or such Nikkei 225 successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei 225 Index or such Nikkei 225 successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Nikkei 225 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225 Index or such Nikkei 225 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nikkei 225  Index or such Nikkei 225 successor index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Nikkei 225 successor index is modified so that the level of the Nikkei 225 Index or such Nikkei 225 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei 225 Index), then the calculation agent will adjust its calculation of the Nikkei 225 Index or such Nikkei 225 successor index in order to arrive at a level of the Nikkei 225 Index or such Nikkei 225 successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Nikkei Digital Media, Inc.

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc. (“NDM”), who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225 Index to third parties. The license agreement will grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Nikkei 225 Index in connection with certain securities, including the notes.

The license agreement between NDM and Lehman Brothers Holdings will provide that the following language must be stated in this prospectus supplement.

The notes are not in any way sponsored, endorsed or promoted by Nikkei Inc. Nikkei Inc. does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Nikkei 225 Index or the level of the Nikkei 225 Index on any particular day or otherwise.

The Nikkei 225 Index is compiled and calculated solely by Nikkei Inc. However, Nikkei Inc. shall not be liable to any person for any error in the Nikkei 225 Index, and Nikkei Inc. shall not be under any obligation to advise any person, including any purchaser or vendor of the notes, of any error therein.

In addition, Nikkei Inc. gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225 Index.

“Nikkei” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225 Index.

Our license agreement with NDM provides that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225 Index by us or our affiliates.

THE S&P®/ASX 200 INDEX

We have derived all information contained in this underlying supplement no. 740 regarding the S&P/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Standard & Poor’s Australian Index Committee. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the S&P/ASX 200 Index may be obtained at the Australian Stock Exchange web site (www.asx.com.au). Information contained in the Australian Stock Exchange web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the S&P/ASX 200 Index at any time from the Bloomberg® service under the symbol “AS51” or from the Standard and Poor’s web site (www.standardandpoors.com).

S&P/ASX 200 Index Composition and Maintenance

The S&P/ASX 200 Index is comprised of the S&P/ASX 100 Index stocks plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee. As of June 30, 2006, the S&P/ASX 200 Index represented approximately 78% of the total market capitalization of the Australian market. The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS®)SM, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index. Global Industry Classification Standard (GICS®)SM and GICS(SM) are service marks of S&P and Morgan Stanley Capital International Inc., and GICS® is a trademark of S&P and Morgan Stanley Capital International Inc.

Set forth below are the sector breakdowns of the securities included in the S&P/ASX 200 Index as of June 30, 2006:

Sector Breakdown

Financials-x-Property	44.0%
Materials	22.3%
Industrials	8.0%
Consumer Staples	6.6%
Consumer Discretionary	5.3%
Energy	5.3%
Health Care	3.3%
Telecommunications Services	2.6%
Utilities	1.9%
Information Technology	0.6%

The Standard & Poor’s Australian Index Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the S&P/ASX 200 Index is determined by the free float assigned to each stock by the Standard & Poor’s Australian Index Committee. Each index constituent’s free float is reviewed as part of the March quarterly review.

Only stocks listed on the Australian Stock Exchange are considered for inclusion in the S&P/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the S&P/ASX 200 Index.

S&P/ASX 200 Index Calculation

The S&P/ASX 200 Index has a base value of 3,000. Calculation for the S&P/ASX 200 Index is based on stock prices taken from the ASX and the index values are updated every 30 seconds as constituent prices change throughout the day. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

Discontinuation of the S&P/ASX 200 Index; Alteration of Method of Calculation

The Standard & Poor’s Australian Index Committee has no obligation to continue to publish, and may discontinue the publication of, the S&P/ASX 200 Index. If the Standard & Poor’s Australian Index Committee discontinues publication of the S&P/ASX 200 Index and Standard & Poor’s Australian Index Committee or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P/ASX 200 Index (such index being referred to herein as a “ S&P/ASX 200 Index successor index”), then any Index closing level will be determined by reference to the level of such S&P/ASX 200 Index successor index at the close of trading on the relevant exchange or market for the S&P/ASX 200 Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a S&P/ASX 200 Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the Standard & Poor’s Australian Index Committee discontinues publication of the S&P/ASX 200 Index successor index prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no S&P/ASX 200 Index successor index successor index is available at such time, or the calculation agent has previously selected an S&P/ASX 200 Index successor index and publication of such S&P/ASX 200 Index successor index successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if the Standard & Poor’s Australian Index Committee (or the publisher of any S&P/ASX 200 Index successor index) fails to calculate and publish a closing level for the S&P/ASX 200 Index (or any S&P/ASX 200 Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P/ASX 200 Index or S&P/ASX 200 Index successor Index, as applicable, last in effect prior to such discontinuance or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P/ASX 200 Index or S&P/ASX 200 Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication or failure to calculate or publish the closing level of the S&P/ASX 200 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.  If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P/ASX 200 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P/ASX 200 Index or a S&P/ASX 200 Index successor index, or the level thereof, is changed in a material respect, or if the S&P/ASX 200 Index or a S&P/ASX 200 Index successor index is in any other way modified so that the S&P/ASX 200 Index or such S&P/ASX 200 Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P/ASX 200 Index or such S&P/ASX 200 Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P/ASX 200 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P/ASX 200 Index or such S&P/ASX 200 Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the S&P/ASX 200 Index or such S&P/ASX 200 Index successor index, as adjusted. Accordingly, if the method of calculating the S&P/ASX 200 Index or a S&P/ASX 200 Index successor index is modified so that the level of such S&P/ASX 200 Index or S&P/ASX 200 Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P/ASX 200 Index), then the calculation agent will adjust such S&P/ASX 200 Index in order to arrive at a level of the S&P/ASX 200 Index or such S&P/ASX 200 Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement between S&P and Lehman Brothers Holdings

Lehman Brothers Holdings has entered into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc., which grants Lehman Brothers Holdings and certain of its affiliated or subsidiary companies a license in exchange for a fee to use the S&P®/ASX 200 Index in connection with certain securities, including the notes.

The license agreement between Lehman Brothers Holdings and S&P provides that the following language must be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P or ASX.  S&P and ASX make no representation, condition or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P®/ASX 200 Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings is the licensing of certain trademarks and trade names of S&P and of the S&P®/ASX 200 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings or the owners of the notes into consideration in determining, composing or calculating the S&P®/ASX 200 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE S&P INDEXES FROM SOURCES THAT S&P CONSIDERS RELIABLE, BUT S&P ACCEPTS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR, ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND ASX DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN.  S&P AND ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE S&P INDEXES OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS SECTION TO BE VOID.